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                                                                   EXHIBIT 10.48

[VLSI TECHNOLOGY LOGO]

                                                DESIGN AND DEVELOPMENT AGREEMENT
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     THIS DESIGN AND DEVELOPMENT AGREEMENT ("Agreement") is entered into as of
May 12, 1998 ("Effective Date") by and between VLSI Technology, Inc., with offices at 1109 McKay Drive, San Jose, California 95131 ("VLSI") and ELECTRONICS ACCESSORY SPECIALISTS INTERNATIONAL, INC. (1) with offices at 7955 E. Redfield Road, Scottsdale, AZ 85260 ("Buyer").

               (1)  DBA MOBILITY ELECTRONICS

     WHEREAS, Buyer requires a design (the "Product Design") for a particular integrated circuit (the "Product"), meeting the general specifications to be established pursuant to the Statement of Work, attached hereto as EXHIBIT A (the "Statement of Work"); and

     WHEREAS, Buyer intends to market said Product in significant quantities;
and

     WHEREAS, VLSI has expertise in the design of integrated circuits, and believes it can produce a design for Product;

     NOW THEREFORE, the parties hereto agree as follows:

1.   DESIGN RESPONSIBILITIES

VLSI and Buyer agree to perform the activities set forth in the Statement of Work and to complete each such activity by the Target Completion Date as set forth therein. To the extent there is delay in completion of any activity required by the Statement of Work, there shall be an equal extension of the target completion date of all subsequent activities. Buyer and VLSI shall each indicate acceptance of completion of each relevant design step by executing the completion sign-off for such step on the Statement of Work, or a copy of the Statement of Work. All executed copies of the Statement of Work shall be deemed merged into and become a part of this Agreement. Any documents listed as reference documents in the Statement of Work, including but not limited to, specifications, description of training, or special requirements shall be deemed incorporated herein, but only to the extent such documents are not in conflict with other terms of this Agreement.

2.   CHANGES TO SPECIFICATION

Any changes to the specifications of the Product requested by Buyer shall be subject to mutual agreement by both parties and the Statement of Work and/or Payment Schedules, attached hereto as EXHIBIT B, shall be adjusted accordingly, as mutually agreed by VLSI and Buyer.

3.   INSPECTION

During the term of this Agreement, each party shall keep the other advised of the progress of its work and shall permit appropriate representatives to visit its facilities upon reasonable notice during normal business hours.

4.   EXCLUSIVE RIGHTS

A. Buyer shall have exclusive rights to the Product Design completed by VLSI during the term of this Agreement. Such Product Design shall also include any future versions of the Product designed by VLSI for Buyer. VLSI shall retain title to and possession of photomasks and database tapes, but shall not use any photomasks or database tapes unique to the Buyer's Product Design for any purpose other than the manufacture of Product in accordance with Buyer's instructions, and shall destroy such photomasks or tapes upon Buyer's written request. VLSI agrees that it shall not sell the Product (including any future versions of the Product) to any third party.

B. Buyer understands and agrees that the exclusive rights granted hereunder are rights to the Product as a whole. Parts of the Product, excluding any of Buyer's Confidential Information but including, but not

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     limited to, components commonly known as base arrays, standard cells, or megacells, are the property of VLSI and may be used in other designs completed by VLSI for itself or third parties. No rights are granted to Buyer to use any part of the Product except to the extent it is part of the complete Product.

C. Buyer has identified and disclosed to VLSI certain concepts and approaches relative to the Product, the Statement of Work, and Buyers docking station strategy, specifically including its approach to split a PCI bridge and recreate the PCI bus at a remote location (i.e. in a dock) by means of serializing the PCI bus and transmitting over a high speed, low wire count cable (collectively the "Concepts"). Such Concepts shall be considered Confidential Information and subject to the provisions of Section 9 hereto and as such, VLSI agrees to adhere to such confidentiality restrictions including, without limitation, the express prohibition against selling or otherwise marketing any such Confidential Information received from Buyer.

5.   PAYMENT

A. Buyer shall pay VLSI for Product design and development in accordance with the Payment Schedule. Each payment shall be in U.S. dollars and is due within thirty (30) days of receipt of invoice. Shipments, deliveries, and performance of work shall at all times be subject to the approval of VLSI's credit department which approval shall not be unreasonably withheld. VLSI may at any time decline to make any shipments, deliveries or perform any work except upon receipt of payment/security or upon terms and conditions satisfactory to VLSI's credit department.

B.   Design and development fees once paid are non-refundable.

6.   TERM/TERMINATION

A. This Agreement will become effective as of the Effective Date and will continue in full force and effect through the completion and sign-off of the Statement of Work, unless earlier terminated as stated below, whereupon it will expire without notice unless the parties agree in writing to renew this Agreement prior to such expiration or termination. Notwithstanding anything herein to the contrary, upon termination of this Agreement, the terms and provisions of this Agreement shall be deemed to be terminated and of no further force or effect, except the provisions of Sections 4, 9 and 11(M) hereof shall survive the termination of this Agreement.

B. Buyer may terminate this Agreement with thirty (30) days written notice to VLSI. If this Agreement is terminated for any reason, except for a breach hereof by VLSI, prior to acceptance of prototypes, Buyer shall pay VLSI at the applicable rate set forth in the Payment Schedule for all services provided by VLSI. In the event Buyer has agreed to pay by milestone, Buyer shall pay for all milestones achieved in addition to the amount of the next following milestone.

7.   BUYER SPECIFIC MATERIALS

A. "Buyer Specific Materials" are those raw materials that have specifications unique to Buyer's Product, including but not limited to, having unique cavities, packages not authorized for use by other VLSI customers within three (3) months, or Buyer specific silicon starting material.

B. VLSI will procure Buyer Specific Materials only after receipt of Buyer's purchase order specifically requesting such Buyer Specific Materials. Sufficient Buyer Specific Materials will be procured to cover only the amount or quantity specified in Buyer's purchase order.

C. Standard manufacturing lead times do not include possible additional lead time necessary for procurement of Buyer Specific Materials.

D. Buyer shall be liable for the actual cost of any Buyer Specific Materials plus reasonable handling fee(s) incurred by VLSI in the event of cancellation or termination by Buyer.

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8.   SHIPMENT OF PRODUCT

A. All Product shipped prior to prototype completion sign-off on the Statement of Work shall be AS IS, WITHOUT WARRANTY OF ANY KIND. After prototype completion sign-off, Product shall be shipped pursuant to applicable production agreement warranty.

B. All shipments covered by this Agreement are Ex-works VLSI's facility, freight collect. VLSI will follow Buyer's instructions on methods of shipment if provided; otherwise VLSI shall select the carrier and shipment methods.

C. Title and risk of loss or damage to the Products shall pass to Buyer upon VLSI's delivery to the carrier. Buyer accepts full responsibility for maintaining any insurance to cover any loss related to loss or damage to Buyer's Products in transit.

9.   CONFIDENTIAL INFORMATION
A. "Confidential Information" shall mean that information of either party which is disclosed to the other party ("Recipient") by reason of the parties' relationship hereunder, either directly or indirectly in any written or recorded form, orally, or by drawings or inspection of parts or equipment, and, either in writing and marked as confidential or proprietary, or if oral, disclosed as such and reduced to writing similarly marked within thirty (30) days of disclosure.

B. Recipient covenants and agrees that it will use or market the Confidential Information only for performance of Recipient's obligations hereunder, and shall not disclose such Confidential Information to any person or persons who do not need to have knowledge of such Confidential Information in the course of their employment with Recipient. Recipient shall use the same degree of care as it employs with respect to its own confidential and proprietary information and at a minimum to exercise reasonable care.

C. It is expressly understood that Recipient shall not be liable for disclosure of any Confidential Information if the same:

     i.   was in the public domain at the time it was disclosed;

     ii. was known to Recipient at the time of disclosure, as evidenced by Recipient's written records;

     iii. was independently developed by Recipient; or

     iv. becomes known to Recipient, on a non-confidential basis, from a source other than the other party hereto, without breach of this Agreement by Recipient.

10.  LIMITATION OF LIABILITY

     In no event shall either party be liable for any indirect, special, incidental or consequential damages resulting from its performance or failure to perform under this Agreement, or the furnishing, performance, or use of any goods or services sold pursuant hereto, whether due to a breach of contract, breach of warranty, or such party's negligence. Neither party's liability hereunder shall exceed the amount of monies paid hereunder.

11.  GENERAL

A. Neither party may assign its rights or obligations under this Agreement without the prior consent of the other party, and any purported assignment without such consent shall have no force or effect, except that a party may assign this Agreement incident to the transfer of all or substantially all of its business. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their successors and assigns.

B. Neither party is authorized to act for or on the behalf of the other party under this Agreement. Each party is an independent contractor, and no principal/agent or partnership relationship is created between them by this Agreement.



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C.   No failure or delay by either party to enforce or take advantage of any provision or right under this Agreement shall constitute a subsequent waiver of that provision or right, nor shall it be deemed to be a waiver of any of the other terms and conditions of this Agreement.

D. Neither party to this Agreement shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is prevented by any cause beyond its reasonable control. In the event of any such delay the date of delivery or performance hereunder shall be extended by a period equal to the time lost by reason of such delay.

E. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, USA.

F. The prevailing party in any legal action arising out of, or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such action, including court costs and reasonable attorney's fees.

G. Unless otherwise stated herein, amounts stated as payable under this Agreement do not include customs duties or sales, use, excise or other similar taxes payable hereunder, and the same shall be added to such amounts.

H. Data and products provided hereunder may not be exported from the United States, or re-exported from any other country, except in compliance with United States Export Control Laws, and the parties agree to operate in full compliance with these and all other applicable laws.

I. All notices or communications to be given under this Agreement shall be in writing and shall be deemed delivered upon hand delivery, confirmed facsimile communication, or three (3) days after deposit in mail of the home country of the party, postage prepaid, by certified, registered or first class mail, addressed to the parties at their addresses set forth above.

J. In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of the Agreement.

K. The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing which states that it is such a modification, and is signed by an authorized representative of each party hereto. However, VLSI may modify the specifications of Products sold hereunder, if such modification does not change the Product's form, fit or function.

L. This Agreement, including exhibits, constitutes the entire Agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter, and shall take precedence over any additional or conflicting terms which may be contained in either party's purchase orders or order acknowledgment forms.

M. Each party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the other party, and that each party shall be entitled to specific performance as a remedy for a breach hereof, in addition to all other remedies available at law or in equity to such party.

ACCEPTED AND AGREED BY:

VLSI TECHNOLOGY, INC.                      BUYER

Signature: /s/ NEIL SHEA                   Signature: /s/ JEFFERY S. DOSS
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Name: Neil Shea                            Name: Jeffery S. Doss
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Title: Vice President                      Title: V.P.
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Date: 5/12/98                              Date: 5/12/98
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